Exhibit 10.12

Dear Fred,

As previously agreed to in a letter agreement between you and Momentus Inc, a Delaware corporation (the “Company”) executed effective September 1, 2020 (the “Original Offer Letter”), we anticipate that you will commence employment with the Company on or before September 14, 2020, in the full-time position of President reporting to CEO of Momentus at our offices at 3050 Kenneth St, Santa Clara, CA. We think you will be a wonderful addition to our team. Since entering into the Original Offer Letter, the Company has decided to increase the Award Value (as defined below) from the Original Offer Letter. Therefore, the Company desires to amend and restate the Original Offer Letter, as set forth herein (the “Amended and Restated Offer Letter”). Hereafter, your employment, compensation, and benefits are conditioned upon your acceptance of the terms provided in this Amended and Restated Offer Letter.

Compensation: The Company will pay you a base salary of $350,000 per year, payable in accordance with the Company’s standard payroll schedule. Your base salary will be subject to adjustment according to the Company’s employee compensation policies then in effect from time to time. In addition to your base salary, you will have the opportunity to earn a bonus equal up to 50% of your annual base salary, as set forth herein. Bonuses (if any) will be awarded based on the achievement of objective or subjective criteria established by the Company’s CEO and approved by the Company’s Board of Directors (the “Board”). These criteria may consist of one or more factors, including, without limitation, your manager’s evaluation of your job performance and the Company’s financial performance. Any Bonus for the Company’s fiscal year in which your employment begins will be prorated, based on the number of days the Company employs you during that fiscal year. Any bonus for a fiscal year will be paid within 2% months following the fiscal year to which it relates, but only if you are employed by the Company at the time of payment. The Board will determine whether the Company will offer a Bonus in its sole discretion.

Equity Award: Subject to the approval of the Board, you will be granted an equity award (the “Equity Award”) with respect to shares of Company Common Stock (each, a “Share”), that, in the sole discretion of the Board, will be either in the form of (i) an option to purchase 4,500,000 Shares (the “Fixed Award”); or (ii) a variable award of equity (the “Variable Award”) having a grant date fair value of $5,000,000 (the “Award Value”). If the Board elects to grant you a Variable Award, such Equity Award may, in the sole discretion of the Board, be in the form of an option to purchase Shares (a “Variable Option”) or an award of a number of Restricted Stock Units (“RSUs” and such award, the “RSU Award”). If, the Variable Award is granted as a Variable Option, the number of Shares subject to the Variable Option will be equal to: (x) the Award Value divided by (y) the Black-Scholes value of a Share on the date of grant, as determined by the Board in good faith consistent with past practices. . The exercise price per share of either a Fixed Award or a Variable Option (each, an “Option”) will be equal to the fair market value for a Share on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax consequences associated with accepting the Option. The Option will be subject to the terms and conditions applicable to options granted under a stock option plan maintained by the Company (as applicable, the “Plan”) and the applicable Stock Option Agreement, which you will be required to sign. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of uninterrupted service, as described in the applicable Stock Option Agreement. If, the Board determines to grant the Variable Award in the form of RSUs, the number of Shares subject to the RSU Award will be equal to: (x) the Award Value divided by (y) the fair market value of a Share on the date of grant, as determined by the Board in good faith. Such RSU Award, if granted, will vest over the same 4-year period as described above with the Option except after the one-year vesting cliff, the balance may vest in quarterly installments, subject to your continuous employment with the Company through each such vesting date. The RSU Award, if granted, will be subject to such settlement and other terms and conditions of the Plan and the Company’s standard form of applicable RSU agreement for use with the Plan, which you will be required to sign. Although management of the Company will recommend to the Board that you be granted the Equity Award on the terms set forth herein, by execution of this Amended and Restated Offer Letter, you acknowledge that you have no right to receive the Equity Award, or any right to have the Equity Award subject to the specific terms set forth herein, unless the grant is approved by the Board. No right to any equity award is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or contract.

Employee Benefits: As a regular employee of the Company, you will be eligible to participate in several Company-sponsored benefits currently and hereafter maintained by the Company (including, without limitation, medical insurance compensation) and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. Also, you will be entitled to paid vacation and up to one week of sick time under the Company’s policies. Notwithstanding the foregoing, the Company reserves the right to modify job titles and salaries and to modify or terminate benefits from time to time as it deems necessary or appropriate.

Confidential Information and Invention Assignment Agreement: As required of all Company employees, you agree as a condition of your employment with the Company, to agree to be bound by the Company’s Confidential Information and Invention Assignment Agreement (“CIIAA) and indicate your assent to its terms by signing the CIIAA. A copy of the Company’s CIIAA is attached hereto as Exhibit A.

Employment Relationship: While you render services to the Company, you agree not to engage in any other employment, consulting or other business activity (whether full time or part-time) that would create a conflict of interest with the Company or dilute your efforts for the Company. By entering into this Amended and Restated Offer Letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from fully performing your duties for the Company.

At-Will Employment; Disclaimer of Contrary Oral or Written Statements: Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. It also means that your employment with the Company is for no specific time. This Amended and Restated Offer Letter supersedes any contrary representations that may have been made to you in conflict with the terms stated herein. This Amended and Restated Offer Letter is the full and complete agreement between you and the Company regarding your employment with the Company. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be modified in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Tax Matters: All forms of compensation referred to in this Amended and Restated Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by Federal, State, and local law. You are encouraged to obtain tax advice regarding tax withholding and other tax issues in connection with your compensation from the Company, including, as applicable, with respect to the Equity Award and any other equity-based award granted to you. You agree that the Company does not have a duty to design its compensation policies or any equity-based award (including, without limitation, the Equity Award), in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation or any equity-based award (including, without limitation, the Equity Award).

Health and Safety: Among other business functions, the Company is engaged in the manufacturing and testing of hardware, which requires compliance with safety standards. As a condition of your employment, you agree to respect all signs and barricades as well as follow all safety precautions that may be required of employees and other persons entering into areas in which hardware components are stored, transported, tested, or modified, or where caution is needed. You agree to attend and comply with all mandatory safety training (s) and immediately report any unsafe conditions to your Manager or executives of the Company when seen.

Diversity and Mutual Respect: The Company is proud of its diversity in its hiring of its officers, employees, consultants, and vendors. We expressly prohibit discrimination in any form based on race, color, ancestry, national origin, religion, sex: (including pregnancy, childbirth, and related medical conditions), disability: (physical or mental), age, genetic information, marital status, sexual orientation, gender identity and gender expression, AIDS/HIV, medical conditions, political activities or affiliations, military or veteran status, victims of domestic violence, assault, or stalking and any other characteristic protected by local, state or federal law. Mutual respect and cooperation are expected and required of all persons working with and for the Company. You agree to read, understand and comply with the Company’s policies against discrimination, harassment and retaliation and security, which will be provided to you in connection with or following the commencement of your employment and further agree to attend all mandatory training sessions.

Interpretation, Amendment, and Enforcement: This Amended and Restated Offer Letter and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including, without limitation, the Original Offer Letter, and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This Amended and Restated Offer Letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Amended and Restated Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Amended and Restated Offer Letter or arising out of, related to, or in any way connected with, this Amended and Restated Offer Letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company expressly agree to submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.

Electronic Delivery: The Company may, in its sole discretion, decide to deliver any documents or notices related to this Amended and Restated Offer Letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

We hope that you will accept our amended and restated offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this Amended and Restated Offer Letter and, if you have not done so already, the Confidential Information and Invention Assignment Agreement enclosed with the Original Offer Letter, and returning them to me.

This amended and restated offer, if not accepted, will expire at the close of business on 09/11/2020. Your employment is also contingent upon your starting work with the Company on or before 09/14/2020. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, as well as the successful completion of a background check to the Company’s satisfaction.

Very truly yours,

Momentus, Inc.

By: /s/ Mikhail Kokorich

Name: Mikhail Kokorich

Title: CEO

Dated: 9/9/2020

I have read and accept this employment offer:

By: /s/ Fred Kennedy

Name: Fred Kennedy

Dated: 9/9/2020